PAN MINERAL LEASE

THIS PAN MINERAL LEASE (hereinafter "Lease") is made and entered into on the 7th day of January, 2003, "Effective Date" by and between Bertha C. Johnson, Trustee of The Lyle F. Campbell Trust under an Agreement of Trust dated August 5, 1986 and amended on May 21, 1987, August 19, 1987, April 19, 1991, and May 19, 1998, hereinafter called "Lessor" and CASTLEWORTH VENTURES, INC., a CANADIAN corporation, hereinafter called "Lessee".

RECITALS

NOW, THEREFORE, in consideration of the mutual benefits to be enjoyed by Lessor and Lessee pursuant to this Lease, Lessor and Lessee hereby agree as follows:

WITNESSETH:

1. Grant, Reservation. Lessor, for and in consideration of the royalties hereinafter reserved and of the agreements of Lessee herein contained, to the extent vested with legal right to do so, hereby grants, demises, leases and lets exclusively unto Lessee, except for Lessor's right of inspection, the properties owned by Lessor or in which Lessor has an interest, all as more particularly described in Exhibit "A" attached hereto and made a part hereof, and any additions thereto under Article 8 (hereinafter called "Pan Mineral Prospect"), for the purpose of, including, but not limited to, surveying, sampling, investigating, exploring for, prospecting for, drilling for, developing, mining by any method (whether or not now known and including, but not limited to, open pit, strip, underground and solution methods), producing, saving, taking, milling, treating, transporting, stockpiling, handling and marketing all minerals or any valuable products of any nature whatsoever in, on or under the Pan Mineral Prospect, including, but not limited to, any ores, concentrates, dore ingots, bullion, carbon, precipitates, slag or any other material produced from the Pan Mineral Prospect which contain any recoverable valuable product of any nature, but excluding oil, gas, hydrocarbons and geothermal resources (hereinafter called "Leased Substances"), together with all of Lessor's rights, privileges, water rights (if any) and easements (if any) useful for Lessee's operations hereunder on the Pan Mineral Prospect and adjacent lands, including, but not limited to, the rights to look for, test, work, mine, excavate, raise, clean, stockpile on the Pan Mineral Prospect only, carry away and

sell Leased Substances, to excavate pits, to sink shafts, make, use and occupy openings, adits, tunnels, raises, rooms, stopes, slopes, winzes and underground passages (now existing or hereafter opened), strip seams, lodes, veins and beds, and erect, use and maintain on the Pan Mineral Prospect such buildings, tipples, headframes, refineries, gasification plants, power plants, engines, machinery, appliances, devices, walls, wells, presently appurtenant (if any) or newly established water rights, roadways, housing, railroad tracks, shops, ditches, dams, ponds, reservoirs, pipes, power communication lines and, without limitation except as may be required by duly authorized regulatory agencies or government, all other necessary structures and facilities (hereinafter "Improvements"). From time to time, Lessee may relocate all or any part of said Improvements as Lessee may deem desirable or necessary in its operations on the Pan Mineral Prospect. Provided, however, that Lessor shall be notified in writing by certified or registered mail of Lessee's intention to make such relocation at least twenty (20) days prior to commencing such relocation unless an emergency condition exists.

There is reserved to the Lessor the right, subject to governmental approval, to a mutually acceptable reasonable portion of the surface on the Pan Mineral Prospect for the purpose of locating an inspection station to exercise Lessor's rights hereunder.

2. Term, Rule Against Perpetuities and Severability of Paragraphs. Subject to the other provisions herein contained, this Lease shall remain in force for a "Term" of twenty (20) years from the Effective Date hereof and so long thereafter as there is production of one or more Leased Substances from the Pan Mineral Prospect, or any operations permitted hereunder are being conducted on the Pan Mineral Prospect or this Lease is continued in force by reason of any of the provisions hereof; provided, however, the term of this Lease shall not exceed ninety-nine (99) years in any event. During any period of extension beyond the first twenty (20) years of the Term all of the terms and conditions of this Lease shall remain in full force and effect.

The Term of this Lease is not intended to violate the Rule Against Perpetuities. In the event the Term of this Lease is determined to violate the Rule Against Perpetuities by a Court of competent jurisdiction, the Term shall, by this Article 2, be automatically reduced to the maximum number of years determined to comply with the Rule Against Perpetuities. Each of the Articles in this Lease is severable from each of the other Articles in this Lease. In the event an Article in this Lease is determined to be invalid, void, or unenforceable, then all remaining Articles shall remain in full force and effect In the further event that this Article 2 is construed in such a manner as to eliminate a definitive Term of this Lease, then the parties agree that the Term shall be a reasonable period of time sufficient to accomplish the purposes of this Lease.

3. Funds for Payment; Advance Minimum Royalty; Royalty Credit; Amount of Royalties Paid; Dollar Equivalent.

A. Payment Funds. Any and all payments required to be paid to Lessor pursuant to the terms of this Lease shall be made in U.S. currency, or as in-kind payments in accord with Article 4, Production Royalty.

B. Advance Minimum Royalty. Lessee shall pay to Lessor Advance Minimum Royalties in the amounts and at the times listed below; provided, however, that if this Lease is terminated prior to the due date for the payment of any such Advance Minimum Royalty, Lessee shall have no obligation to make any further Advance Minimum Royalty payments, the due dates of which occur after such termination.

Due Date of Advance Minimum Royalty Payment	Amount of Advance Minimum Royalty Amount
On signing	$15,000.00
On or before January 5 but not prior to January 1, 2004	$15,000.00
On or before January 5 but not prior to January 1, 2005	$30,000.00
On or before January 5 but not prior to January 1, 2006	$40,000.00
On or before January 5 but not prior to January 1, 2007and annually thereafter	The greater of $60,000.00 or the the U. S. Dollar equivalent of 174 Ounces of gold (as determined on Effective date of the Agreement)

If this Lease is terminated for any reason, including but not limited to, partial payment or nonpayment after thirty (30) days written notice as provided in Article 6 at any time during the calendar year, Lessee shall be obligated to pay the full amount of Advance Minimum Royalty as required to be paid in this Article 3.B during the calendar year of the termination, and for any prior calendar years during the term of this Lease for which Advance Minimum Royalty has not been paid.

C. Royalty Credit for Advance Minimum Royalty Payments Paid. All Advance Minimum Royalties paid by Lessee to Lessor shall constitute prepayment of and advance against Production Royalties thereafter accruing to Lessor under Article 4 during the term of this Lease. Within any one calendar year, Lessee may use one hundred percent (100%) of that calendar

year's Advance Minimum Royalty payment as credit against Production Royalties due Lessor within that calendar year. If the total dollar amount of Production Royalties due Lessor within that calendar year exceed the dollar amount of the Advance Minimum Royalty payment due Lessor within that calendar year, Lessee can credit all uncredited Advance Minimum Royalty payments made in previous years against fifty percent (50%) of the Production Royalties due Lessor within that calendar year.

D. Amount of Royalties Paid. The royalties payable by Lessee to Lessor under this Lease shall be the greater of either:

(1) the Advance Minimum Royalty, as provided in Article 3.B hereof; or

(2) the Production Royalty determined in accordance with Article 4 hereof less any credit under Article 3.C hereof.

E. Dollar Equivalent. For the purpose of this Lease, the "U. S. Dollar Equivalent" referred to in Article 3 shall be for gold that is at least ninety-nine and ninety-five-one-hundredths percent (99.95%) pure, and shall be determined by the average of the London afternoon fixing as published in the Wall Street Journal (or its recognized successor in the publication of gold and silver quotations) for the third calendar quarter preceding January 1 of the year in which the Advance Minimum Royalty payment is due. If, however, gold payment clauses are declared to be unenforceable or violations of public policy, then the "U.S. Dollar Equivalent" shall be for silver that is ninety-nine and nine-tenths percent (99.9%) pure.

The method of calculating the "Dollar Equivalent" for Advance Minimum Royalty using silver shall be the same as that for calculating the "Dollar Equivalent" using gold above in Article 3, using the appropriate base price for silver.

4. Production Royalty; Stockpiling of Leased Substances. Lessee shall pay Lessor a royalty ("Production Royalty") for all Commercially Recoverable Valuable Product(s) contained in the Leased Substances sold or deemed sold from the Pan Mineral Prospect. Commercially Recoverable Valuable Product(s) shall be defined, for the purposes of this agreement, as any valuable product(s) contained in Leased Substances which are 1) sold to a buyer, 2) deemed sold by production of dore under this Article 4, or 3) deemed sold per subsequent agreement to this Mineral Lease, such as a commingling agreement.

Lessee shall pay Lessor a Production Royalty as follows:

Price of Gold	Percentage
To and including $340.00/oz.	2.5%

From \$340.00/ounce to \$450.00/ounce	3.0%
\$450.00/oz. And greater	4.0%

of the Dollar Value or Gross sales price of any commercially Recoverable Valuable Product of gold, silver, platinum or palladium contained in Leased Substances sold or deemed sold from the Pan Mineral Prospect and two percent (2%) of the gross sales price of any other Commercially Recoverable Valuable Product contained in Leased Substances sold or deemed sold from the Pan Mineral Prospect. The Production Royalty due Lessor shall be calculated, as applicable, using the provisions of Articles 4.A(1), Article 4.A(2), or Article 4.A(3). Production Royalty shall be calculated on the amounts of Commercially Recoverable Valuable Products contained in Leased Substances before any deductions whatsoever excepting only the deduction for any royalty credit under Article 3.C, and federal royalties based upon the production of Commercially Recoverable Products.

4.A(1) Whenever gold, silver, platinum or palladium are recovered from Leased Substances in the form of dore ingots produced from 1) minesite pours or (2) pours at custom recovery facilities (which provide recovery services only and do not purchase the recovered products), such pour will be a deemed sale and Lessee shall pay to Lessor a Production Royalty as set out in Paragraph 4. The Dollar Value of the ounces of gold, silver, platinum or palladium ("Precious Metals") contained in the dore shall be calculated as described below.

The dollar value of any given Precious Metal produced in dore during a calendar quarter shall be the average price per troy ounce of that Precious Metal for the calendar quarter multiplied by the sum of troy ounces of the given Precious Metal contained in dore produced during the calendar quarter as shown on the Refiner's Settlement documents pertaining to the dore. Such average price is defined as the arithmetic mean of the daily London afternoon fixing for the calendar quarter. If two or more dore bars produced from the Pan Mineral Prospect are shipped together to the refinery and those dore bars are refined together, resulting in one settlement, the Precious Metal price used to determine the dollar value of the Production Royalty will be a weighted average, and calculated as follows:

$$\text{weighted average precious metal price} = \frac{v_1 + v_2}{w_1 + w_2}$$

where v equals the weight of each dore bar in Troy ounces (as determined from samples of the dore collected prior to shipment to the refinery) multiplied by the fineness, expressed as a

decimal fraction, of that dore bar (as determined from samples of the dore collected prior to shipment to the refinery) multiplied by the cash base price per Troy ounce assigned to that dore bar, as defined above. w is equal to the weight of each dore bar in Troy ounces (as determined from samples of the dore collected prior to shipment to the refinery) multiplied by the fineness of that dore bar (as determined from samples of the dore collected prior to shipment to the refinery).

Lessee shall report to Lessor within five (5) days of a dore pour the date, identification of the facilities used to pour, weight of the pour and disposition of the dore pour. Lessee shall deliver to Lessor a Dore Pour Report, providing the information in the form shown below within five (5) days of the dore pour.

"DORE POUR REPORT

Pour No.____________________

Date:____________________

Time:____________________

Weight (ounces)____________________

Pour Facility Location____________________

1. Source (property)____________________
2. Operator (Lessee)____________________
3. Owner____________________
4. Royalty (for example, 5% of gross sales price)____________________

5. Intended destination of dore (refinery or other facility as indicated)____________________

NOTE; within five (5) days of this pour date, an exact copy (Xerox or carbon paper) will be sent by Express Mail to the Lyle F. Campbell Trust, P. O. Box 7377, Reno, Nevada 89510.

____

Signature of refiner (person in charge of making pour)
Lettered name____________________
Lettered title____________________

____

Signature of person witnessing pour
Lettered name____________________
Lettered title____________________

4.A(2) With the specific exceptions of Commercially Recoverable Valuable Products of Gold, Silver, Platinum or Palladium contained in dore under subsection 4.A(1) of this Agreement, Lessee shall pay a Production Royalty on all Commercially Recoverable Valuable Products of Gold, Silver, Platinum or Palladium contained in Leased Substances which are sold or deemed sold from the Pan Mineral Prospect. The Production Royalty under this subsection 4.A(2) shall be calculated as the percentage of the gross sales price received by Lessee as shown on the buyer's settlement sheet as follows:

For gold, silver, platinum or palladium produced from the Property:

Price of Gold	Percentage
To and including \$340.00/oz.	2.5%
From \$340.00/ounce to \$450.00/ounce	3.0%
\$450.00/oz. and greater	4.0%

For minerals other than gold, silver, platinum or palladium produced from the Property:

Two percent (2.0%)

4.A(3) Lessee shall pay a Production Royalty on all Commercially Recoverable Valuable Products contained in Leased Substances, other than gold, silver, platinum or palladium, which are sold or deemed sold from the Pan Mineral Prospect. The Production Royalty under this subsection 4.A(3) shall be calculated on the gross sales price received by Lessee as shown on the buyer's settlement sheet using the percentages set out above.

4.B. In the event the United States or other public authority imposes the payment of any new royalty on production from the Pan Mineral Prospect, whether a gross, net smelter returns, net proceeds or similar type of royalty, the dollar amount of such imposed royalty or, if applicable, the gold, silver, platinum or palladium equivalent of such imposed royalty shall be deducted from the Dollar Value of the ounces of gold, silver, platinum and palladium contained in the dore under Section 4.A(1) or the buyer's settlement sheet under Section 4.A(2), as applicable, before the Production Royalty is calculated. In no event shall Lessor's Production Royalty be reduced below one percent (1%) of the Dollar Value of dore as calculated in accordance with Article 4.A or gross sales price for Commercially Recoverable Valuable Products of gold, silver, platinum or palladium removed, commingled or sold from the Pan

Mineral Prospect, as it would have been calculated without deduction of any new Royalty by the United States or other public authority.

4.C. In addition to the Production Royalties payable under Article 4.A, Lessee shall pay to Lessor as Production Royalty hereunder a like percentage of the gross amount paid before any deductions whatsoever of any bonus, subsidy, or similar payment or allowance made for whatever reason to Lessee by any governmental agency, ore buyer or others with respect to any production, transport or sale of Leased Substances hereunder. Gains and losses experienced by Lessee from speculative "Trading Activities" as described in 4.G are exempted from this provision.

4.D. Payment of Production Royalty, other than Production Royalty taken in kind by Lessor, shall be made by Lessee to Lessor within one hundred fifty (150) days of minesite dore pour or within one hundred twenty (120) days of delivery of Leased Substances to a third party, whichever is earlier. Each pour or delivery of materials to a third party shall be identified in a statement with supporting documents attached sufficient for calculation of contained Leased Substances and royalty in a format compatible with industry standards.

Royalty from separate pours, deliveries and sales may be combined and paid quarterly. Such payment shall be accompanied by a summary "Quarterly Royalty Statement" which clearly identifies the various components of the Royalty Payment and their separate values together with the supporting documents (e.g. pour reports, Refiner's Settlement Sheets and statements, recovery facility settlements, etc.).

4.E. Lessor shall have the right and option to take Production Royalties in kind in the form in which Lessee sells such Leased Substances. On or before October 1st of each calendar year, Lessor shall give Lessee written notice whether Lessor elects to take its Production Royalty in kind throughout the following calendar year. If Lessor fails to give such notice for the first calendar year in which it is eligible to take its Production Royalty in kind, Lessor shall be deemed to have elected not to take its Production Royalty in kind for that calendar year. If Lessor fails to give such notice by October 1st of any subsequent year, the election then in effect will continue throughout the following calendar year. Each election to take or not to take its Production Royalty in kind shall remain in effect for calendar year increments and that all persons or entities constituting the Lessor shall be required to make the same election whether or not to take in kind.

If Lessee enters into an agreement for the sale of Leased Substances from the Pan Mineral Prospect, it shall not include in such agreement sale of that portion of the Leased Substances which Lessor has the right to take in kind, without the prior written consent of Lessor.

If Lessor elects to take its Production Royalty in kind, and if Leased Substances shipped to third parties include Lessor's in kind share, such shipment shall be shipped in the joint names of Lessor and Lessee in a manner which identifies their respective interests. Lessee shall make necessary prior arrangements so that Lessor's in-kind interest in the Leased Substances shipped to a refiner shall be recognized by the refiner. If Lessor elects to take its Production Royalty in kind, Lessor shall bear all risks associated with taking its Production Royalty in kind, and shall bear all additional costs incurred by Lessee as a result of Lessor's taking in kind, such as increased costs due to separate pourings, storage, insurance, security, transportation and monitoring. Lessor shall have the right to inspect procedures used by Lessee to make payment in kind, and at its option, Lessor, or its agent, shall have the right to be present to observe sampling and splitting procedures and review all records and procedures related to division of Leased Substances for the purpose of taking in kind. Lessee shall have the right, exercisable in its sole and exclusive discretion, to select its refinery.

In the event the purchaser of any of the Leased Substances produced and sold by Lessee hereunder shall be owned or controlled by Lessee, the purchase agreement(s) covering such Leased Substances shall be commercially fair and shall provide that the price to be received by Lessee therefor shall be commercially fair and shall not be less than the price currently received by other sellers of Leased Substances of like quality and quantity who sell to the nearest independent refinery or smelter in the market area where such Leased Substances are ordinarily sold. For the purpose of this Article 4, "owned and controlled" shall mean that Lessee holds sufficient interest in the purchaser to substantially direct its operations on a continuing basis.

4.F. Production Royalty payments (dollar or in-kind) to Lessor shall be accompanied by a statement, including but not limited to, smelter or refinery settlement sheets, agreements, invoices, or their equivalent, showing in reasonable detail the computation and derivation of such payment. If Lessee provides the accounting to support royalty payments in a columnar form, Lessee shall provide Lessor with a legend which explains the meaning of the heading of each column and a sample of one of the royalty calculations so Lessor can confirm Lessee's royalty calculations.

Lessor shall have the legal right to monitor and confirm in an ongoing and timely fashion that Lessee has kept correct and legible records in a minerlike fashion of all matters related to timely Production Royalty payments under this Lease. Lessee acknowledges and agrees it will provide Lessor with copies of all documentation reasonably necessary for the Lessor to verify accurate and timely payment of Production Royalty by the Lessee. Further, Lessee agrees it shall provide Lessor the right at all reasonable times to make inspections upon five (5) business days' prior notice or with less notice at the option of the mine manager of all of the Lessee's facilities used in mineral production or accounting for production under this Lease. These inspections shall be allowed as long as they are reasonably related to the Lessor's purpose of verification of accurate and timely payment under this Lease.

4.G. Lessee shall have the right to sell or refrain from selling Commercially Recoverable Valuable Products in any manner it may elect. Lessee shall have the right to engage in forward sales, future trading or commodity options trading and other price hedging, price protection, gold and silver loans, financing and speculative arrangements which may involve the possible delivery of Commercially Recoverable Valuable Products but does not result in the actual sale and delivery of Commercially Recoverable Valuable Products ("Trading Activities"). Lessee's trading activities shall not include any part of Lessor's share of production or serve to defer or postpone payment of Lessor's production royalties. Lessor acknowledges that the proceeds of Trading Activities shall not be considered part of or included in the amounts paid to Lessor for the purpose of determining the production royalties and Lessor shall not be entitled to participate in the proceeds, or be obligated to share in any losses generated by any Trading Activities.

4.H. Lessee may stockpile Leased Substances on the Pan Mineral Prospect only after giving Lessor notice of Lessee's intention to do so, which notice shall specify the date such stockpiling is to commence and the proposed location of the stockpile on the Lessor's property. Stockpiling of Leased Substances in locations other than on the Pan Mineral Prospect is prohibited without Lessor's written consent. For the purposes of this Agreement "stockpile" shall mean storage of mined Leased Substances containing valuable product(s) at or in excess of Lessee's operating process cutoff grade for that product which is metallurgically amenable to the process in use by Lessee in association with the Pan Mineral Prospect. Lessee shall keep full, complete and minerlike records of the grade and quantity of Leased Substances so stockpiled,

and Lessee shall provide such information to Lessor within thirty (30) days of determining such information.

5. Committed Work Expenditures and Work Requirement.

5.A. WorkRequirement. In order to keep this Lease in effect, Lessee shall be required to perform yearly work expenditures in each year for exploration, development and mining of the Pan Mineral Prospect as described below. The yearly work expenditure items qualified as fulfilling the work requirement shall be limited to all costs incurred in actual work on the Pan Mineral Prospect in drilling, trenching, excavation, mining, road building, surveying, mapping, and geological, geochemical and geophysical programs conducted on the Pan Mineral Prospect as well as assaying and metallurgical testing of ores extracted from the Pan Mineral Prospect which may be conducted at appropriate facilities off the Pan Mineral Prospect. Expenditures shall include wages and salaries paid to engineers, geologists, laborers and technicians for the actual time spent in exploration, development and mining of the Pan Mineral Prospect. Direct overhead, such as lodging, meals and travel expenses (but expressly excluding any charge for office or administrative expenses) shall be limited to ten percent (10%) of the yearly work requirement.

Lessee shall only be obligated to expend the yearly work requirement if the Lease has not been terminated by Lessee or Lessor before June 1 of any calendar year that the Lease is in force.

Lessee shall fully comply with 43 C.F.R. Sec. 3809 regulations (Surface Management of Public Lands under the U. S. Mining Laws) or with 36 C.F.R. Sec. 228 (regulations concerning use of the surface of Forest Service Lands) and any amendments or revisions thereto. In the event assessment work requirements are reinstated, Lessee shall submit an exploration plan, if required, on a date which will give the Bureau of Land Management or Forest Service sufficient time for Lessee to execute such plan and satisfy the yearly work requirement.

In the event assessment work requirements are reinstated, if Lessee fails to gain Bureau of Land Management or Forest Service approval for any work plan, it shall be excused from expenditures for that portion of that year's work requirement which is disapproved, it being understood and agreed that any portion of the yearly work requirement which is not expended because of Bureau of Land Management or Forest Service disapproval shall be added to the succeeding year's annual work requirement. It is further mutually understood and agreed that annual assessment work requirements shall not be so excused unless permission to defer annual assessment work requirements has been granted to Lessee by the (Bureau of Land Management

or other) appropriate government agency, in which case Lessee shall file all documents required to maintain the Pan Mineral Prospect in good standing with the county and the Bureau of Land Management prior to August 31 of each year and provide Lessor with proof of such filing prior to November 1st of each year.

MINIMUM YEARLY WORK EXPENDITURES

Work Year Work Expenditures	Annual Required Work Expenditures
Year 2003	$35,000.00
Year 2004	$35,000.00
Year 2005	$50,000.00
Year 2006	$50,000.00
Year 2007 and each year thereafter	$65,000.00

All Required Work Expenditures are to be spent annually and must always include all fees and claim maintenance costs at a minimum. If funds are expended in excess of the annual Work Expenditures, funds in excess of the fees and claim maintenance costs may be credited to subsequent Required Work Expenditures, provided, however, annual claim maintenance fees and costs shall always be paid by Lessee.

On or before February 1st of each year that this Lease is in effect and the first year subsequent to termination, Lessee shall provide Lessor with an organized, legible written narrative report, including table of contents and list of any exhibits to the report, which describes the operations conducted on the Pan Mineral Prospect during the prior calendar year. With the report shall be furnished legible true copies of all reports and records made for the Pan Mineral Prospect, including, but not limited to, lithologic drilling logs and assays, maps, cross-sections, assays, metallurgical tests, ore reserve calculations and geological reports pertaining to the Pan Mineral Prospect. Records shall include computer data files, if any, and instructions to recover them, in addition to but not as replacements for other reports and records. The report shall include a legend for all symbols used on maps, cross-sections, drill logs, columnar presentations, and any other form of document which requires a legend to make it comprehensible and useful. With the report shall be furnished an up-to-date legible drill hole location map or maps at appropriate scales such that the collar locations and designations of all holes are clearly identified. Such maps shall be compiled and furnished on an annual basis to depict the locations and current status of all known drill holes in Pan Mineral Prospect. Upon Lessor's request and, if available, Lessee shall provide copies of the above data in reproducible form such as mylars or sepias. It is agreed between Lessor and Lessee that during the Term of this Lease, Lessor shall

keep all information furnished to Lessor by Lessee strictly confidential and Lessor or any other person to whom Lessor furnishes such information at such time as it becomes permissible to do so shall specifically indemnify and save harmless Lessee from any action resulting from reliance upon such information furnished to Lessor by Lessee.

Lessee shall provide to the Lessor its interpretive data, reports and information. However, all such interpretive data shall be delivered to the Lessor with an express written disclaimer as to its completeness or accuracy, and the written disclaimer must accompany any interpretive data that the Lessor discloses to a third party. The disclaimer shall be generally as follows:

> Lessee does not make any representation or warranty, express or implied, of any kind or nature whatsoever with respect to the accuracy, reliability or completeness of this information or matter. Any use of, or reliance upon, this information or matter by any person, firm or corporation shall be at his or its sole risk, liability and responsibility.

Prior to February 1st of each year that this Lease is in effect and the first year subsequent to termination, Lessee shall provide Lessor documentation from Lessee's accounting records of the expenditures claimed as minimum yearly work requirements upon the Pan Mineral Prospect. At reasonable times and places, during normal business hours, Lessor shall have access to, with a minimum of five (5) business days' advance notice given by Lessor, the original invoices and any other records pertinent and necessary for substantiating the compliance of Lessee with the provisions of this Lease.

6. Manner of Payment. All payments to be made by Lessee to Lessor hereunder, except Production Royalty payments where in-kind payment is made pursuant to Article 4, shall be made by mailing or delivering cash or a cashier's or certified check to Lessor's address as set forth in Article 20 hereof, on or before the date such payment shall be required to be made hereunder; provided, however, that the Advance Minimum Royalty shall be paid between January 1 and January 5 of each year. If Lessee fails to pay or shall incorrectly pay all of any payment or some portion of any payment due hereunder, this Lease shall terminate absolutely if Lessee, within thirty (30) days after receipt of written notice from Lessor to Lessee of its error or failure with respect to such payment shall fail to rectify the same. All payments not timely received by Lessor shall (if thereafter accepted by Lessor pursuant to the terms of this Lease) be accompanied with interest from the date due until the date paid at the Bank of America (or its

recognized successor) prime rate plus two percent (2%) in effect on the date the payment was due.

7. Lessor's Title

A. It is mutually understood and agreed that this Lease is granted only under such title as Lessor may now hold or hereafter acquire. Lessee may investigate and in Lessor's name take any action it deems necessary to remedy any defects of title to the Pan Mineral Prospect. Lessor agrees to cooperate with Lessee in investigating and remedying any such defects in title; however, in the event that Lessor shall hereafter be divested of such title, Lessor shall not be liable for any damages sustained by Lessee. Additionally, Lessor shall not be liable in damages or otherwise, on account of Lessee's possession thereof being destroyed or interrupted. Lessee's only remedy in the event of failure of Lessor's title is specified in the last sentence of Article 7.D below.

A(1). Lessor hereby discloses that some of the PA claims scheduled in Exhibit "A" are subject to a one percent (1%) NSR royalty. Those PA claims listed in Exhibit "B" are subject to the one percent (1%) NSR royalty and said royalty requirement has existed since 1999.

B. It is understood and agreed that in the event of adverse claim or claims affecting mining claims comprising the Pan Mineral Prospect or the land covered thereby, Lessee shall be under no obligation to defend title, nor to contribute to the defense of title thereto, and it is specifically understood in such event that Lessor shall be under no obligation to defend title.

C. Concerning possible conflicts with unpatented mining claims of third parties, neither party is under a specific obligation of title defense; Lessor leases merely whatever title it might have in such area of conflict. To the extent that Lessee desires to enter an area of conflict and endeavor to prove upon the title to Lessor's claims, Lessee does so at its own risk and expense. Lessor represents that it has no knowledge of claims of third parties. Nothing in this agreement is intended nor shall it be construed to require that Lessee pay Production Royalty to Lessor for mineral production from property which is determined not to belong to Lessor.

D. It is expressly agreed that Lessor does not warrant title to the Pan Prospect. To the best of Lessor's knowledge, all of the claims listed in Exhibit "A" for the MineralProspect were located, monumented and recorded with the appropriate government entities as required by law and have been continuously maintained since location or relocation by assessment work or payment of claim maintenance fees and filing/recording of evidentiary documents as required by law. Lessor does, however, represent that, except for one percent (1%) NSR overriding royalty

on those claims listed in Exhibit "B", the Pan Mineral Prospect is free and clear of all liens and encumbrances, including any leases, rights, or licenses granted to third parties by, through, or under Lessor, except taxes not yet payable and matters of record in White Pine County, Nevada, if any; the consummation of this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any contract, commitment or arrangement to which Lessor is a party or by which it is bound; provided, however, that the unpatented mining claims constituting the Pan Mineral Prospect are acknowledged to be subject to the paramount title of the United States. Lessee's sole and exclusive remedy for any breach or default by Lessor under this Article 7.D is to terminate this Lease and release its possession of the Pan Mineral Prospect.

E. Lessor shall not create, permit or suffer any liens or encumbrances, reservations, restrictions and easements on the Pan Mineral Prospect unless expressly subordinated to Lessee's rights hereunder; that Lessee may, at its option, discharge such claims and thereby be subrogated to any liens or encumbrances on the Pan Mineral Prospect as to all rights of the holder thereof, and Lessee may recover any amounts so paid from any amounts otherwise due to Lessor.

8. New Mining Claims. Either party hereto shall have the right at any time to locate mining claims in the vicinity of the Pan Mineral Prospect; provided, however, if all or part of any mining claims so located is included within one (1) mile of the exterior perimeter of the mining claims, comprising the Pan Mineral Prospect (Area of Interest), the rights of the parties with respect to such mining claims shall be as follows:

A. If such mining claims are located by Lessee, Exhibit "A" hereto shall be modified and amended to include the same, and Lessee shall assign said claim, without warranty, to Lessor prior to recording such claim with the Bureau of Land Management.

B. If such mining claim is located by Lessor, then Lessor shall, within thirty (30) days of recording the same with the County, give Lessee written notice thereof setting forth the description of such mining claim and the facts upon which Lessor bases its conclusions that Leased Substances might exist therein. Within forty-five (45) days after receipt of such notice, Lessee shall have the right to reject any interest in such mining claim by giving Lessor written notice of such rejection; if not so rejected, Exhibit "A" hereto shall be modified and amended by Lessee to incorporate such mining claim in the Pan Mineral Lease within fifteen (15) days of acceptance of such claim or claims by Lessee.

C. If any portion of a claim located by either Lessor or Lessee lies within the Pan Mineral Prospect Boundary, the entire claim shall become a part of the Pan Mineral Prospect, and Exhibit "A" shall be modified and amended by Lessee to include such mining claim in accord with Articles 8.A and 8.B.

D. If Lessor locates mining claims within the boundary area and subsequently offers such mining claims to Lessee, if Lessee accepts those claims, it will pay actual expenses incurred by Lessor in connection with the acquisition.

This Article 8 shall not apply to mining claims or other properties that are acquired in good faith by Lessor or Lessee from third parties. Any modification or amendment to Exhibit "A" hereto as herein provided shall not serve in any manner to extend the Pan Mineral Prospect boundary. In the event Exhibit "A" is amended pursuant to this Article 8, Lessee may record an amended Exhibit "A" in accordance with the provisions of Article 29.

9. Claim Rental, Fee/Assessment Work – Unpatented Mining Claims. During the Term of this Lease, subject to the provision of Section 15, Lessee agrees to timely pay all fees and to file and record documents and to perform all work necessary to hold and maintain the mining claims subject to this Lease in good standing, provided that such work is required pursuant to then current federal or state laws and regulations.

If during the term of this Lease, federal rules and regulations are changed to require the performance of assessment work in addition to payment of claim rental fees on unpatented mining claims, Lessee agrees to timely perform labor or make improvements on or for the benefit of each of the unpatented mining claims comprising the Pan Mineral Prospect (hereinafter "Assessment Work"). Lessee further agrees that said labor or improvements made to satisfy the annual assessment work shall be performed only upon the claims lying within the Pan Mineral Prospect and work performed on contiguous claims lying outside the boundary of the Pan Mineral Prospect covered by this Lease shall not be used to satisfy such requirement. Lessee shall perform assessment work in accordance with good mining practices and all applicable state and federal mining laws, statutes, rules and regulations and shall provide Lessor with basic documentation to substantiate labor affidavits. The parties hereto agree to cooperate to the fullest extent to enable Lessee to comply with the requirements of this Article 9 to prepare, record and file in a timely manner all required proofs of assessment work or Notices of Intention to Hold in the manner required by applicable law. Lessee shall record Notices of Intention to Hold and Affidavits of Assessment Work with the County and file Notices of Intention to Hold and Affidavits of Assessment Work with the Bureau of Land Management

office having jurisdiction in a timely fashion. Lessee shall provide Lessor with record-stamped copies of County recorded documents and file-stamped copies of Bureau of Land Management filed documents no later than fifteen (15) days prior to the due date of such recordation and filing.

Lessee shall have the right, upon thirty (30) days' notice to give notice to Lessor in writing that the claim or claims specified in said notice shall no longer be subject to this Lease; and upon giving of such notice, and provided such notice is given at least ninety (90) days prior to the end of the claim rental/assessment year, such claim or claims shall be deemed stricken from this Lease, and Lessee's responsibilities and obligations for claim rental fee/assessment work and other fees, filing and recording duties as to said claim or claims shall end. In the event that such notice is given less than ninety (90) days prior to the end of the rental fee/assessment year, the Lessee shall perform all work necessary to hold and maintain such claims for the then current rental/assessment year. Notwithstanding the release of any claim or claims from the operation thereof, this Lease shall continue in full force and effect with respect to all parts of the Pan Mineral Prospect not specified in such notice. Further, such release shall not cause or result in any diminution of Lessee's obligations regarding confidentiality, Advance Minimum Royalty, Production Royalty or Work Requirements described below. Lessee shall, at the time of giving such notice, provide Lessor with all data regarding work which has been done for that year by or for Lessee upon any of such claims so released.

In the event Lessee shall terminate this Lease in its entirety prior to the end of the then current claim rental/assessment year, Lessee shall be obligated to pay claim rental fees and/or perform assessment work, pay all fees and perform all necessary filing and recording for the following claim rental/assessment year as to each of the claims then subject to this Lease, unless such termination is at least ninety (90) days prior to the end of the then current claim rental/assessment year. In any event, Lessee shall be responsible for obligations incurred prior to such termination and those which survive in accord with Article 12.

10. Relocation and Amendment of Unpatented Mining Claims. Subject to the prior written consent of Lessor, which consent shall not be unreasonably withheld, Lessee, in the name of Lessor, shall have the right, but not the obligation, to amend the locations of any one or more of the mining claims included within the Pan Mineral Prospect and Lessor agrees to execute promptly any documents necessary for that purpose. If the location of any such mining claim was for any reason defective, Lessee shall have the right, but shall not be required, to locate such defective mining claim or claims in the name of Lessor for the purpose of curing

such defect. In order to insure that Lessor agrees with Lessee's plan to cure perceived defects in title, Lessor shall be notified in writing by certified or registered mail at least twenty (20) days prior to Lessee's commencing with relocation or amendment unless an emergency exists and time is of the essence

11. Liens. Lessee shall pay in full for all labor performed upon or material furnished to the Pan Mineral Prospect and shall keep the whole thereof free and clear from any and all liens of whatsoever nature or kind created by Lessee, except for Lessee's grant of a security interest for financial purposes under Article 22.C; provided, however, that if Lessee, in good faith, disputes the validity or amount of any claim, lien or liability assessed against it with respect to the Pan Mineral Prospect, Lessee shall not be required to pay or discharge the same until the amount and validity thereof have been finally determined upon the condition that Lessee obtains a bond within fifteen (15) days of receiving notice of said lien as is provided by N.R.S. Section 108.2413, et seq. and as amended, to effect the release of said lien. However, in no event shall Lessee allow or permit title to the Pan Mineral Prospect to be lost, jeopardized or otherwise unreasonably encumbered as a result of its non-payment of any claim, lien or liability for which Lessee is responsible. Lessee shall notify Lessor immediately, either by telegram or facsimile transmission followed by hard copy, on the occasion of being served notice of any lien regardless of whether Lessee disputes the validity of the lien for any reason. It is mutually agreed that concurrent with execution of the Lease, Lessor and Lessee will execute and acknowledge a "Notice of Non-Responsibility for Labor or Materials Furnished Mineral Prospect" which Lessor shall file with the White Pine County Recorder in compliance with N.R.S. 108.234 and as amended. When the recorded copy of the "Notice of Non-Responsibility" has been received by Lessor, it shall furnish a copy of same to the Lessee which Lessee shall post within ten (10) days and keep posted upon the Pan Mineral Prospect during the Term of this Lease.

12. Laws and Regulations – Indemnification of Lessor. It is the policy of Lessor to comply fully and in all respects with all environmental, reclamation and land use permitting regulations and laws. Lessor represents that it has no knowledge of any conditions on the Pan Mineral Prospect existing prior to the Effective Date of this agreement which constitute violation of any laws or regulations including, but not limited to, environmental, reclamation and land use permitting regulations. Lessee's responsibility for reclamation or acceptance of environmental

and permitting liabilities on the Pan Mineral Prospect shall be limited specifically to any disturbance that may be caused by Lessee's own activities on the Pan Mineral Prospect and Lessee agrees to indemnify and hold Lessor harmless from and against such liability. Liability for reclamation of all disturbances existing on the Pan Mineral Prospect prior to the Effective Date shall be the exclusive responsibility of Lessor and Lessor agrees to indemnify and hold Lessee harmless from and against such liability. Lessee shall at all times and its own expense comply in all respects with all county, state and federal laws, statutes, ordinances, rules and regulations relating to Lessee's actions under this Lease on or about the Pan Mineral Prospect. Lessee shall also at all times and at its own expense timely pay any and all fees or costs required to be paid to any governmental agency to keep the title to the mining claims in good standing.

Lessee shall provide workmen's compensation insurance and such other insurance to cover its personnel and all of its operations upon the Pan Mineral Prospect in the amount and form as may be required by applicable law. Lessee shall provide Lessor with copies of the declarations page of all such policies as may be in effect (from time to time). Lessee assumes full and sole responsibility for the operation and direction of the work done under this Lease on the Pan Mineral Prospect and no employee or agent furnished by Lessee shall under any circumstances be deemed to be an employee or agent of Lessor

Lessee shall indemnify and hold Lessor harmless of and from any and all claims, demands or liabilities arising out of or in connection with the operations or activities of Lessee hereunder and Lessee shall acquire a comprehensive general liability insurance policy covering such operations and activities with limits of not less than One Million Dollars ($1,000,000.00) for each accident or occurrence. Lessee shall provide Lessor with written proof of compliance prior to commencing operations on the Pan Mineral Prospect. Lessee shall provide Lessor with copies of such insurance policy, certificate or rider naming Lessor as an additional insured on such policy within fifteen (15) days of the date of execution of this Lease. Nothing in this agreement is intended nor shall it be construed as to require the Lessee to indemnify and hold Lessor harmless of and from any claim, demand or liability arising out of or in connection with the operations or activities of Lessor or the activities of operators other than Lessee on the property prior to the execution of this agreement.

Lessee shall notify Lessor verbally within twenty-four (24) hours after the occurrence of any event on the property which poses a substantial risk of environmental liability and shall give Lessor detailed notification in writing within ten (10) days. Such occurrence will include but shall not be limited to cyanide or other toxic chemical or mineral leaks, spills or contaminations

or any episode or occurrence resulting in killing of wildlife which was caused by said spills, leaks or contaminations.

Lessee shall provide Lessor with copies of all plans, maps and all other documents submitted in compliance with government regulations and all agreements with any government agency pertaining to the Pan Mineral Prospect, including but not limited to, Notices of Intent to Operate, Plans of Operation, Environmental Impact Statements, reclamation statements, and all government agency communications sent to any such agency or received by Lessee from any such agency which are related to such submissions or agreements, within thirty (30) days of sending to or receiving from the government agency such material. In the event any government agency requires the filing of a bond to insure Lessee's performance, Lessee agrees to provide such bond at its own cost and expense.

13. Taxes. During the Term of this Lease, Lessee shall timely pay all taxes levied or assessed against the Pan Mineral Prospect, all taxes levied or assessed against Lessee's personal property or improvements, all taxes levied or assessed against any improvements presently on the Pan Mineral Prospect, and all taxes levied or assessed upon the operations which are related to disposition of Leased Substances by Lessee on or in relation to the Pan Mineral Prospect, exclusive of any taxes levied, assessed or measured on the royalty paid to Lessor. Lessor shall, within fifteen (15) days of receipt by Lessor, transmit to Lessee any notices or documents pertaining to any such taxes which are the responsibility of Lessor to pay. If Lessor fails to pay any taxes payable by Lessor, other than taxes levied, assessed or measured on royalty paid to Lessor, which pertain to the Pan Mineral Prospect, unless Lessor is contesting the same, Lessee may at its option pay Lessor's proportionate share of taxes when due and may deduct all such sums from subsequent payments to be made to Lessor hereunder. Lessee or Lessor shall have the right to contest in the courts or otherwise the validity or amount of any taxes or assessments which the respective party may be required to pay hereunder if it deems the same unlawful, unjust, unequal or excessive or to take such other steps or proceedings as it may deem necessary to secure a cancellation, reduction, readjustment or equalization thereof before it shall be required to pay the same. In the event of termination of this Lease, taxes, which are the responsibility of Lessee but will be the responsibility of Lessor after termination, shall be prorated on the relevant tax year basis for the tax year in which this Lease is terminated.

It is mutually agreed that Lessor shall be solely responsible for payment of its own taxes attributable to Advance Minimum Royalty payments or Production Royalty payments to Lessor under this agreement.

14. Default. If Lessor considers that Lessee has not complied with any of the covenants, conditions or obligations hereunder, whether express or implied, Lessor shall notify Lessee, in writing, by certified mail, setting out specifically in what respects it is claimed that Lessee has breached this Lease. The receipt of such notice by Lessee and the lapse of thirty (30) days thereafter without Lessee's curing or commencing and diligently pursuing such action which is necessary to cure the alleged breaches shall be a default hereunder. Upon such default, Lessor may, at its option, terminate this Lease. Whether or not Lessor so terminates this Lease, Lessor has all of its rights and remedies under the law and this Lease with respect to such default.

Notwithstanding any contrary provision in the foregoing paragraph, if Lessee fails to make any of the payments due under Articles 3, 4, 6 or 9 herein within thirty (30) days after receipt of notice of such failure from Lessor, this Lease shall terminate absolutely; provided, however, that any termination for whatever reason shall not excuse Lessee from performing all obligations incurred under the terms of this Lease prior to such termination.

In the event that Lessee, in good faith, contests the default by court action within thirty (30) days after receipt of such notice by Lessee, and Lessee continues to pay the payments required and perform the other obligations of this Lease, this Lease shall not be terminated until a final decision has been reached that a default exists; Lessee shall have thirty (30) days within which to cure or commence and diligently pursue such actions necessary to cure the default or such other reasonable time as the parties shall mutually agree or the court shall determine.

In the event of termination under this Article 14, Lessee shall have the right to remove, pursuant to Article 16, its property and equipment from the Pan Mineral Prospect, as hereinafter provided, but only after Lessee has performed all of its accrued obligations under this Lease. Until such performance by Lessee, Lessor shall have a lien upon all of Lessee's property and improvements located on the Pan Mineral Prospect.

15. Termination.

A. Partial Termination by Lessee. Lessee shall have the right, from time to time and at any time, to terminate this Lease as to any portion of the Pan Mineral Prospect by giving written notice to Lessor specifying the portion of the Pan Mineral Prospect to which such termination applies. Upon the effective date of such notice, as set forth in Article 20 hereof, all right, title and interest of Lessee hereunder shall terminate as to the portion of the Pan Mineral Prospect specified in such notice and thereafter the term "Pan Mineral Prospect" shall be

deemed to refer to only the portions of the Pan Mineral Prospect remaining subject to this Lease. Upon such termination, Lessee shall have no further obligations concerning the portion of the Pan Mineral Prospect to which such termination applies, except as to obligations (1) the due dates or incurrence of which occur prior to such termination, (2) are created pursuant to obligations in Articles 12 and 16 hereof relating to the condition of the Pan Mineral Prospect, or (3) are otherwise required to be performed by Lessee subsequent to termination. Promptly following such termination, Lessee shall deliver to Lessor a quitclaim deed, in recordable form, quitclaiming to Lessor all right, title and interest of Lessee to that portion of the Pan Mineral Prospect to which such partial termination applies. No partial termination under this Article 15 shall, however, cause a reduction in the amounts of any of the Advance Minimum Royalty and Production Royalty payments set forth in Article 3 and 4 or the Work Requirements set forth in Article 5.

B. Complete Termination by Lessee. Lessee shall have the right to terminate this Lease in its entirety at any time by giving notice thereof to Lessor. Upon the giving of such notice, all right and interest of Lessee under this Lease and in the Pan Mineral Prospect shall terminate on the date of the notice and Lessee shall not be required to make any further payments or expenditures, or to perform any further obligations hereunder, except as to payments, expenditures or obligations the due dates or incurrence of which occur prior to the date of such termination; such excepted obligations include, but are not limited to, Lessee's obligations under Articles 12 and 16 hereof. Within ten (10) days following such termination, Lessee shall deliver to Lessor a quitclaim deed in recordable form quitclaiming to Lessor all right, title and interest of Lessee to the Pan Mineral Prospect.

C. Data After Termination. Upon termination of this Lease as to all or any portion of the Pan Mineral Prospect, Lessee agrees that it will not furnish any exploration or development data generated by Lessee in its exploration and/or development of the Pan Mineral Prospect, including, but not limited to, drilling logs, assay results, survey information, maps and cross-sections to third parties without first obtaining written consent therefor from Lessor.

16. Removal of Improvements; Condition of Mineral Prospect. Whenever this Lease shall be terminated in whole or in part, for any reason whatsoever, Lessee shall deliver up the terminated portion of the Pan Mineral Prospect to Lessor in reasonably good and safe condition and in compliance with all laws, statutes, ordinances, rules, regulations, permits and plans of operation. Lessee shall, however, subject to any laws, rules or regulations which may be applicable at the time and the requirements of Articles 12 and 16, have the right to remove any

or all of the Improvements placed by it on or within the terminated portion of the Pan Mineral Prospect; provided, however, Lessee shall leave in place all track, pipe, including any improvements which were affixed to the property for the purpose of using the water rights, timber, chutes and ladders without any warranty as to condition or fitness for use except for the Lessee's duties to secure openings as set forth in the last sentence of this Article 16. Within thirty (30) days after complete termination, Lessee shall assign to Lessor any assignable water rights acquired and perfected by Lessee during the Term of this Lease which are situated on the Pan Mineral Prospect and any water rights which are situated off the Pan Mineral Prospect but which were acquired for the purpose of conducting work on the Pan Mineral Prospect. Lessee shall have the right to effect the removal of such improvements, other than those specified above to be left in place, prior to such termination of this Lease or within one hundred twenty (120) days thereafter with the specific exceptions of property and Improvements on which Lessor has a lien pursuant to Article 14, and property and Improvements required for Lessee to fulfill its obligations to government entities or under the Lease which survive termination of the Lease. Any improvements not removed prior to termination or within three hundred sixty-five (365) days following such termination shall be deemed affixed to the terminated portion of the Pan Mineral Prospect and shall become and remain the property of the Lessor, except property and Improvements which have been left in place in order for Lessee to fulfill its obligations which survive this Lease. Lessee shall have three hundred sixty-five (365) days after satisfaction of a given obligation to remove equipment and improvements required in connection with fulfillment of that obligation and policy. In the event of termination under Article 14, Lessee shall have three hundred sixty-five (365) days to remove its property and Improvements after Lessor has released any lien on them. Upon partial or complete termination, Lessor shall retain title to all water rights acquired and perfected by Lessee during the Term of this Lease which are situated on the Pan Mineral Prospect and any water rights which are situated off the Pan Mineral Prospect but which were acquired for the purpose of conducting work on the Pan Mineral Prospect, improvements, stockpiles, dumps and tailings, including heap leach remnants, generated from mining and treating ores from or on the Pan Mineral Prospect.

Within one hundred eighty (180) days after the partial or complete termination, Lessee shall comply, or shall be in the process of diligently and in good faith complying with all applicable environmental, restoration and reclamation laws, statutes, ordinances, rules, regulations, permits and plans of operation pertaining to the Pan Mineral Prospect. Lessee is solely responsible for any governmental requirements and liability related to Lessee's operations and actions under this Lease and even if the Lessee has complied with governmental

requirements and has completed the restoration work to the satisfaction of government agencies upon termination of the Lease, if a governmental agency shall require some additional work at a future date resulting from Lessee's operations on the Pan Mineral Prospect, the Lessee shall be liable to perform same. Lessee shall indemnify and hold Lessor harmless from any such responsibility. Further, within one hundred eighty (180) days of partial or complete termination, Lessee shall secure all openings in accordance with federal and state regulations to eliminate access by the public to any and all shafts, mines, tunnels, adits, winzes, man ways, excavations, air lines, and/or vent tubes after consulting with Lessor regarding Lessor's requirements for access.

17. Books and Accounts. Lessee shall maintain on a current basis complete and accurate records and books of account in accordance with generally accepted accounting principles consistently applied covering all matters necessary to the proper computation of the Production Royalty described in Article 4 hereof and the proof of having made approved yearly expenditures under Article 5 hereof. True copies of said records and books of account shall be kept either in the vicinity of the Pan Mineral Prospect or elsewhere within the State of Nevada at Lessee's option, and shall be open to inspection by Lessor or its authorized agents with a minimum five (5) business days' notice advance notice given by Lessor or with shorter notice at the discretion of the mine manager at any reasonable time during normal business hours, provided such inspections do not unduly interfere with or hamper the managerial or accounting staffs of Lessee. Within sixty (60) days after the end of each calendar year during the term hereof, Lessee shall furnish to Lessor an unaudited "Year-End Statement" showing the amount of Production Royalty paid to Lessor by Lessee during said year and the basis thereof. All statements so furnished shall be conclusively presumed true and correct after the expiration of twelve (12) months from the date of receipt by Lessor, unless within said twelve (12) month period Lessor gives written notice of exception to Production Royalty computations or the listing which shows the description and extent of yearly work expenditures, specifying with particularity the components excepted to and the grounds for such exception. Lessor shall be entitled to an annual independent audit of the matters covered by said statement, at Lessor's sole expense, provided Lessor selects for such audit an accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants.

18. Data Inspection. Lessee shall furnish Lessor with copies of any agreements (including, but not limited to, haulage, milling, refining, extracting, and ore and concentrate purchase agreements), and any amendments thereto, which in any way relate to the determination of Production Royalties and Work Expenditures under this Lease. Said documents shall be furnished by Lessee to Lessor within thirty (30) days after executing such agreements or amendments. This article shall not obligate Lessee to furnish consulting and employment agreements, software and technology licensing agreements and any other agreements under which Lessee is obligated to maintain confidentiality or which constitute Lessee's trade secret information. Lessee shall furnish Lessor with copies of all settlement sheets or statements which in any way relate to the sale or other disposition of Leased Substances produced from the Pan Mineral prospect within thirty (30) days after receiving such sheets or statements. Lessee shall furnish Lessor with full, true and accurate information in response to any request with respect to the condition of mine workings on the Pan Mineral Prospect, or with respect to the grade, quantity or quality of Leased Substances found in drilling, exposed in mining the Pan Mineral Prospect or mined, processed or shipped by Lessee. Lessee shall keep full and accurate records of all operations conducted on the Pan Mineral Prospect, including assays, drilling records, drill hole location maps and mine maps which shall be open to inspection by Lessor or Lessor's agent with a minimum five (5) business days' advance notice given by Lessor or its authorized agents or with shorter notice at the discretion of the mine manager during regular business hours and upon reasonable notice with the provision that copies of any of these materials shall on request be furnished to Lessor by Lessee at Lessor's expense. If records of operations are being stored and maintained as computer files, computer-ready copies of the computer files and instructions to retrieve data from them shall be furnished to Lessor by Lessee upon Lessor's request and at Lessor's expense. Such computer files shall be in addition to and not as replacements for hard copies of data which shall be available for inspection and study on media other than computer files. Lessor, at Lessor's sole risk and expense, shall have the right to enter upon and into all parts of the Pan Mineral Prospect from time to time, and at all reasonable times and hours with a minimum five (5) business days' advance notice given by Lessor or its authorized agents or with shorter notice at the discretion of the mine manager, for the purpose of inspecting or surveying the same, or taking reasonable samples of Leased Substances therefrom. In the case of samples taken from rotary drill cuttings made during exploration before mine development and only upon Lessor's request prior to drilling of a specified area or hole, Lessee shall reserve a rotary drill split for the Lessor and shall make such split available within thirty (30) days after receipt of assays by Lessee for that

drill hole interval represented by the split. Lessee shall notify Lessor in writing, within fourteen (14) days of receipt of pertinent assays, giving the earliest date the split is available and location of the reserved split. If Lessor does not take possession of its reserved split within thirty (30) days after notification by Lessee, Lessor surrenders its rights to acquiring that split. Lessee agrees to prepare chiptrays sequentially soon after acquisition of chip samples and as drilling progresses. It is Lessor's responsibility to provide adequate storage facilities for chiptrays and splits of all rotary drill cuttings provided to Lessor and Lessor and Lessee agree to cooperate in taking reasonable steps necessary to insure that drill core, chiptrays and drill cuttings, chiptrays and/or core will not be exposed to the weather or be accessible to intrusion or vandalism by the public. Lessee agrees to give Lessor adequate advance warning of the need for storage space for large quantities of splits, drill cuttings and chiptrays. Lessee shall not be obligated to provide separate chiptrays for Lessor. Lessee agrees to cooperate in filing drill hole samples in an orderly, logical manner in the drill cuttings or core shelters provided. Lessor hereby indemnifies and agrees to hold Lessee harmless from and against any liability arising from personal injury, death or property damage when such is caused by Lessor's actions on the Pan Mineral Prospect.

If this Lease is terminated for any reason, Lessee shall, within thirty (30) days thereafter, furnish Lessor with legible, true copies of all exploration and development data generated by Lessee in its exploration and/or development of the Pan Mineral Prospect which has not been previously delivered to Lessor including, but not limited to, legible copies of drilling logs, assay results, survey information, maps and cross-sections including geologic interpretive data and including reproducible mylars or sepias which may have been prepared by Lessee. If data and calculations from the Pan Mineral Prospect are stored as computer files, computer-ready copies of the files and instructions to retrieve the data contained in them shall be furnished to Lessor. Delivery of such computer files does not excuse or release Lessee from delivering all of the other data required under this Lease. Drill hole chiptrays and/or core samples shall be included as data and transported to Lessor's designated storage facility. Lessor shall not disclose to the public during the term of this Lease, without a prior written consent of Lessee, any information furnished to or made available to Lessor by Lessee regarding any portion of the Pan Mineral Prospect while such portion is subject to the terms of this Lease except as may be required by law or securities rules or regulations.

Promptly following execution of this Lease, and at anytime during the Term hereof, Lessor shall make available to Lessee, at Lessee's sole expense, copies of all technical, title and recording information and data relating to the Pan Mineral Prospect in the possession of Lessor.

19. Commingling. As a matter of policy, the Lessor does not permit ores or other materials containing Leased Substances from its properties to be commingled with such materials from other properties. However, Lessor and Lessee mutually agree that if commingling is objectively reasonable and necessary for the development of a viable mining operation or of demonstrable economic benefit to a mining operation, they will work together in good faith to devise a procedure which will permit commingling of ores from the Pan Mineral Prospect with those from adjacent lands, such that all monies derived from the commingled properties are paid to the rightful owners.

20. Notices. Unless otherwise herein provided, notice or payment hereunder shall be deemed sufficiently given or made when personally delivered or on the third day after deposit in the United States mail, first class, postage prepaid, registered or certified, return receipt requested, and addressed as follows:

TO LESSOR:	The Lyle F. Campbell Trust P. O. Box 7377 Reno, Nevada 89510
TO LESSEE;	Castleworth Ventures, Inc. P. O. Box 187 Evergreen, CO 80437

or to such other person or address as either party may designate by proper written notice.

21. Force Majeure. Except for the payments and the time requirements with respect thereto set forth in Articles 3, 4, 6, 8, 9, 12, 13 and 18 hereof, whenever the time for performance of any act hereunder is limited and the performance thereof is hindered, prevented or delayed by any factor or circumstance beyond the reasonable control of Lessee and which Lessee is obliged to perform and which Lessee could not have avoided by the timely use of due diligence and adequate planning, such as acts of God, fire, floods, strike or labor troubles, breakage of machinery, inability to obtain necessary materials, supplies or labor, interruptions in delivery or transportation, shortage of railroad cars, insurrections or mob violence, regulations, orders or requirements of the government, embargoes, war or other disabling causes, whether similar or different, then the time for the performance of any such act or obligation shall be extended for a period equal to the time between Lessee's notification of existence and the termination of force majeure. Lessee shall immediately notify Lessor in writing of the existence of a force majeure, and Lessee shall use due diligence to remove the force majeure and shall promptly notify Lessor when the declaration of force majeure is terminated. It is expressly

understood that litigation or arbitration in which Lessee is a party shall not constitute a condition of force majeure hereunder.

22. Assignment; Sublease; Joint Operations; Transfers. The subject matter of this Lease includes unpatented mining claims. The parties recognize the uncertain and tenuous nature of title to unpatented mining claims. Further, the parties recognize the critical importance of complying with state and federal regulations and statutes in preserving said title. The parties expressly agree that part of the material consideration for this agreement is Lessor's confidence in Lessee's ability and commitment to perform its duties hereunder, such duties include but are not limited to performance of annual assessment work and perfection of proof thereof as provided in Article 9; development of all necessary exploration, operation, reclamation and bonding plans as provided in Article 5; compliance with all local, state and federal laws, statutes, ordinances, rules and regulations as provided in Article 12; payment of all taxes as provided in Article 13; and application of the highest level of its professional, technical and financial ability and willingness to explore and operate the Pan Mineral Prospect in compliance with all of the terms of the Lease, all of which are necessary to protect Lessor's rights and title in the Pan Mineral Prospect.

Lessee expressly agrees (in view of the material considerations listed immediately above) that it shall not assign, sublease, enter a joint operating agreement, or otherwise transfer (hereinafter "transfer") all or any part of its rights or duties under this Lease without performance of the following express conditions:

A. Prior to execution of any documents effecting such a transfer, Lessee shall provide Lessor with a copy of the proposed transfer documents together with all exhibits and attachments thereto not less than fifteen (15) days prior to Lessee's execution thereof.

B. Lessee shall not execute any transfer documents or obligate itself to make any such transfer without obtaining the prior written consent of Lessor. Lessor agrees that its prior written consent to any such transfer shall not be unreasonably withheld. Notwithstanding the provisions under Article 22.C, Lessor's rejection of Lessee's request for consent to a proposed transfer shall not be deemed unreasonable if the proposed transfer would have material adverse effect on Lessor's rights in the Pan Mineral Prospect or Lessor's rights under this Lease. Within fifteen (15) days after Lessor's receipt of the proposed transfer documents, Lessor shall inform Lessee that Lessor consents to the transfer or rejects Lessee's request for consent to the transfer. If Lessor does not within fifteen (15) days after Lessor's receipt of a copy of the proposed transfer documents notify Lessee of Lessor's decision, Lessor shall be deemed to have

irrevocably released and waived Lessor's right to require Lessor's consent to the proposed transfer. If within fifteen (15) days after Lessor's receipt of a copy of the proposed transfer documents Lessor notifies Lessee that Lessor rejects Lessee's request for consent to the proposed transfer, Lessor shall deliver with Lessor's notice a detailed written statement of Lessor's reasons for rejection of Lessee's request for consent to the proposed transfer.

C. Lessee shall expressly guarantee performance of all of the duties of Lessee under this Lease whether said duties accrue before or after transfer of the Lease by Lessee. Said guarantee shall be express in the documents which effect such sale, loan, sublease, assignment, joint venture agreement or other transfer, and no refusal by Lessor to consent to any transfer shall be unreasonable if Lessee fails or refuses to guarantee the obligations of the transferee in the same instrument, or if the same instrument does not obligate the transferee to be bound by the terms and conditions of this Lease to the same extent as the transferor (Lessee). If the transfer is the grant of a security interest in or other encumbrance of all or any part of Lessor's interest hereunder in order to secure a loan to Lessee, the instrument documenting the transfer shall recite that it is subject to the terms and conditions of this Lease and that upon any foreclosure of or other enforcement of rights in the encumbrance the foreclosing party shall assume the position of Lessee hereunder and shall comply with and be bound by all terms and conditions of this Lease. No transfer by Lessee hereunder shall relieve Lessee from any obligation which accrues or attached prior to the effective date of the transfer.

D. Lessee agrees that this Article 22 shall be expressly incorporated, and not incorporated by reference, in any sale, assignment, sublease, joint operation agreement, or other document effecting such a transfer, and in any and all subsequent sales, assignments, subleases, joint operating agreements, or any other documents effecting a transfer of its rights or duties under this Lease.

It is expressly agreed that should Lessee enter into any sale, loan instrument, assignment, sublease, joint operating agreement or other transfer of Lessee's rights or duties hereunder without prior performance of conditions A, B, C and D listed immediately above, such transfer shall be void and such transfer shall constitute a material breach of this Lease by Lessee.

Lessor agrees that its prior written consent to any such transfer shall not be unreasonably withheld. Lessor may without any consent and without any prior notice to Lessee sell, encumber or otherwise transfer its rights under this Lease. Lessor shall deliver a true and correct copy of any documents evidencing such a sale, encumbrance or transfer to Lessee within fifteen (15) days after execution thereof.

Lessee agrees to provide Lessor, after its written consent thereto, with a counterpart original of any sale, loan instrument, assignment, sublease, joint venture agreement, or other transfer documents complete with all supporting documents, attachments, and exhibits within fifteen (15) days after execution thereof.

23. Governing Law. This Lease shall be governed by the laws of the State of Nevada and in any litigation action between Lessor and Lessee, the parties shall submit to the jurisdiction of the courts of Nevada with a venue in Reno, Nevada.

24. Press Releases by Lessee. Each party hereto shall consult with the other party prior to making or issuing any public announcement, press release or similar publicity or disclosure with respect to this Lease, however, on the date of the publicity release, a full, true and accurate copy of the publicity release shall be sent to the other party. For any disclosure required by law, rule, regulation or ordinance, the disclosing party shall advise the other party of such disclosure and send the other party a full, true and accurate copy thereof.

25. Titles of Articles. The titles to the Articles hereof have been inserted for convenience only. Such titles are not to be considered as limiting or expanding or modifying in any other fashion the language of the Article following the same.

26. Attorneys' Fees. The prevailing party in any litigation or other form of dispute resolution mutually acceptable to the parties hereto concerning this Lease shall be entitled to its reasonable attorneys' fees and court costs.

27. No Waiver. No waiver by either party of any right herein shall be construed as a waiver of any such right in the future or any other right in this Lease.

28. Binding Effect. Subject to the provisions of Article 22, this Lease shall extend to and be binding upon and every benefit hereof shall inure to the parties hereto, their respective heirs, executors, administrators, successors, and assigns.

29. Memorandum. Lessee and Lessor shall execute a Memorandum of this Lease in a recordable form under the laws of the State of Nevada to give notice to third parties of the

rights granted hereunder. Either party may record such memorandum. Neither of the parties hereto shall or may record this Lease.

30. Obligation of Good Faith. All obligations and covenants set forth in this Lease shall be subject to an obligation of good faith by both Lessor and Lessee in the performance or enforcement thereof. It is mutually understood and agreed that "Good Faith" means honesty in fact in the conduct or transaction concerned.

31. Sole Agreement; Time of Essence. This Lease constitutes the sole understanding of the parties with respect to the subject matter hereof. All prior written or oral agreements or understandings between the parties hereto are incorporated in and superseded by this Lease, except the parties' Confidentiality and Boundary Agreement dated November 13, 2002. No modification or alteration of the terms of this Lease shall be binding unless such modification or alteration shall be in writing and executed subsequent to the date hereof by Lessee and Lessor. In the event such modification or alteration alters the rights granted hereunder, the parties may execute an amended Memorandum of this Lease in a recordable form sufficient under the laws of the State of Nevada to provide notice to third parties. Time is of the essence of this Lease.

32. Further Assurances. Lessor and Lessee agree that they shall take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Lease.

33. Authority. Lessor hereby represents and warrants that the Lyle F. Campbell Trust is an entity duly created and validly existing in accordance with the laws of the State of Nevada, and that under the Agreement of Trust, the Trustee(s) has the necessary power and authority to lawfully authorize the execution and delivery of this Lease and the other instruments to be executed and delivered in connection herewith and to undertake the performance of its obligations hereunder. This Lease, and the other instruments to be executed and delivered in connection herewith, when executed and delivered by Lessor, the Trustee and the Lyle F. Campbell Trust, shall constitute valid and binding obligations of both enforceable against them in accordance with their respective terms, and will not result in any violation of the trust agreement or laws applicable thereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease as of the day and year first above written.

LESSOR:	LESSEE:
THE LYLE F. CAMPBELL TRUST	CASTLEWORTH VENTURES, INC..
By Bertha C. Johnson	By
Trustee	Name John E. Watson
	Title President

STATE OF NEVADA)

) SS.

County of Washoe)

On this 3rd day of January, 2003, before me, the undersigned, a Notary Public in and for the State aforesaid, personally appeared Bertha C. Johnson, known or identified to me to be the Trustee of the LYLE F. CAMPBELL TRUST, and the person authorized to and the person who did execute the foregoing instrument on behalf of said Trust, and acknowledged to me that such Trust executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.

Notary Public - State of Nevada
COUNTY OF WASHOE
CAROLYN S. RYON
No. 94-1472-2 My Appointment Expires April 14, 2006

Carolyn S. Ryon

Notary Public in and for the State of Nevada,

Residing at WASHOE COUNTY

My Commission expires: 4/14/2006

STATE OF)

) SS.

County of)

On this 7 day of January, 2003, before me, the undersigned, a Notary Public in and for the State aforesaid, personally appeared John Watson, known or identified to me to be the President of Castleworth Ventures, a Canadian corporation, and the officer who executed

the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial Seal the day and year in this certificate first above written.

MANDI SCHEMPER
NOTARY PUBLIC
STATE OF COLORADO
9-7-2005

Mandi Schemper

Notary Public in and for the State of Colorado

Residing at US Bank, Jefferson County

My Commission expires: 9-7-2005

EXHIBIT "A"
PAN MINERAL LEASE
PAN MINERAL PROSPECT

Location: Section 1, T16N, R55E and Sections 25, 26 and 36, T17N, R55E, M.D.B.&M., White Pine County, Nevada

Claim Name(s)	County Records Book	County Records Page	BLM Serial No(s)
Pan 22 ®	426	480	61102
Pan 23 ®	426	481	61103
Pan 24 ®	426	482	61104
Pan 25 ®	426	483	61105
Pan 26 ®	426	484	61106
Pan 27 ®	426	485	61107
Pan 28 ®	426	486	61108
Pan 34 ®	426	492	61114
Pan 35 ®	426	493	61115
Pan 36 ®	426	494	61116
Pan 37	419	430	37169
Pan 38	419	431	37170
Pan 63	419	433	37172
Pan 65	419	434	37173
Pan 67	419	435	37174
Pan 69	419	436	37175
Pan 71	426	209	57946
Pan 72	426	210	57947
Pan 73	426	211	57948
Pan 74	426	212	57949
Pan 111	26	273	164755
Pan 112	26	274	164756
Pan 114	26	276	164758
Pan 119 ®	39	470	205565
Pan 120	26	282	164764
Pan 121	26	283	164765
Pan 122	26	284	164766

® denotes relocation

PE No. 50	113	210	427129
PE No. 52	113	212	427131
PE No. 54	113	214	427133
PE No. 56 ®	168	75	600312

® denotes relocation

Page Two – Exhibit "A"
Pan Mineral Lease
Pan Mineral Prospect

Claim Name(s)	County Records Book	County Records Page	BLM Serial No(s)
PA 8A	287	340	630283
PA 10	287	340	630284
PA 12	287	340	630285
PA 13	287	340	630286
PA 14	287	340	630287
PA 15	287	340	630288
PA 16	287	340	630289
PA 17	287	340	630290
PA 18	287	340	630291
PA 19	308	218	810074
PA 21	308	219	810075
PA 44	308	220	810076
PA 46	308	221	810077
PA 49A	287	340	630323
LAT 9	308	526	815131
LAT 10	308	527	815132
LAT 11	308	528	815133
LAT 12	308	529	815134
LAT 13	308	530	815135
LAT 14	308	531	815136
LAT 15	308	532	815137
LAT 16	308	533	815138
LAT 17	308	534	815139
LAT 18	308	535	815140
LAT 19	308	536	815141
LAT 20	308	537	815142
LAT 21	308	538	815143
LAT 22	308	539	815144
LAT 23	308	540	815145
LAT 24	308	541	815146
LAT 25	308	542	815147
LAT 26	308	543	815148
LAT 27	308	544	815149
LAT 28	308	545	815150
LAT 29	308	546	815151
LAT 30	308	547	815152
LAT 31	308	548	815153
LAT 32	308	549	815154
LAT 33	308	550	815155
LAT 34	308	551	815156
LAT 35	308	552	815157
LAT 36	308	553	815158
LAT 37	308	554	815159
LAT 38	308	555	815160
LAT 40	308	556	815161
LAT 42	308	557	815162
LAT 44	308	558	815163

Page Three – Exhibit "A"
Pan Mineral Lease
Pan Mineral Prospect

Claim Name(s)	County Records Book	County Records Page	BLM Serial No(s).
LAT 46	308	559	815164
LAT 47	308	565	815178
LAT 48	308	566	815165
LAT 49	308	567	815166
LAT 50	308	568	815167
LAT 51	308	569	815168
LAT 52	308	570	815169
LAT 53	308	571	815170
LAT 54	308	572	815171
LAT 55	308	573	815172
LAT 56	308	574	815173
LAT 57	308	575	815174
LAT 58	308	576	815175
LAT 59	308	577	815176
LAT 60	308	578	815177
LAT 61	308	560	815179
LAT 62	308	561	815180
LAT 63	308	562	815181
LAT 64	308	563	815182
LAT 65	308	564	815183

EXHIBIT "B"
PAN MINERAL LEASE

The following PA claims situated in Sections 23, 24, 25 and 26, T17N, R55E, White Pine County, Nevada, are subject to a one percent (1%) NSR overriding royalty. Said royalty requirement has existed since 1999.

Claim No(s)	County Records Book	Page	BLM Serial No(s)
PA 8A	287	340	630283
PA 10	287	340	630284
PA 12-18	287	340	630285-630291
PA 49A	287	340	630323


R 55 E
R 56 E
TO ELY
NEWARK
T 18 N
50
Landing Strip
AREA OF INFLUENCE
T 17 N
PROJECT CLAIM BOUNDARIES
T 16 N
PROJECT CLAIM BOUNDARIES
0 .5 1 1.5
MILES

CASTLEWORTH VENTURES INC
PAN PROJECT
CONFIDENTIALITY AGREEMENT

FIGURE 1
AREA OF INFLUENCE

United States Department of the Interior
Bureau of Land Management
DIV OF SUPPORT SERVICES
P.O. BOX 12000
RENO, NV 89520
Phone: (775) 861-6400

Receipt

No: 1340826

Transaction #: 1386035
Date of Transaction: 08/22/2006

CUSTOMER:	PAN-NEVADA GOLD CORP PO BOX 187 EVERGREEN,CO 80437

LINE #	QTY	DESCRIPTION	REMARKS	UNIT PRICE	TOTAL
1	1.00	LOCATABLE MINERALS / MINING CLAIMS-NOT NEW-UNADJUD,ONE AUTH NO. ONLY / MINING CLAIM MONEY RECEIVED (455) **CASES:** NMC61102/$30500.00	2007 MAINTENANCE FEES FOR PAN 22, ET AL	- n/a -	30500.00
				TOTAL:	**$30,500.00**

PAYMENT INFORMATION					
1	AMOUNT:	$30,500.00	POSTMARKED:	N/A
	TYPE:	FOREIGN CHECK	RECEIVED:	08/22/2006
	CHECK NO:	1077		
	NAME:	PAN-NEVADA GOLD CORP		

REMARKS

This receipt was generated by the automated BLM Collections and Billing System and is a paper representation of a portion of the official electronic record contained therein.

Pan-Nevada Gold Corporation **(303) 674-9400**
P.O. Box 187
Evergreen, CO 80437

HAND DELIVERED
August 22, 2006

RECEIVED
Bur. of Land Management
9:00 A.M. AUG 2 2 2006
NEVADA STATE OFFICE
RENO, NEVADA

Director, Nevada State Office
Bureau of Land Management
1340 Financial Boulevard
P.O. Box 12000
Reno NV 89520-0006

RE: Notice of Payment of Mining Claim Maintenance Fees in lieu of assessment work

Claim Serial Numbers:	NMC 61102-61108,61114-61116	(10)
	NMC 37169,37170,37172-37175	(6)
	NMC 57946-57949	(4)
	NMC 164755,164756,164758	(3)
	NMC 205565	(1)
	NMC 164764-164766	(3)
	NMC 427129,427131,427133	(3)
	NMC 600312	(1)
	NMC 630283-630291	(9)
	NMC 810074-810077	(4)
	NMC 630323	(1)
	NMC 815131-815183	(53)
	NMC 843002-843100	(99)
	NMC 879846-879892	(47)
	Total claims =	244

Ladies and Gentlemen:

Enclosed with this letter is Pan-Nevada Gold Corporation check # 1077 in the amount of thirty thousand five hundred dollars ($30500) in U.S. funds representing payment in the amount of one hundred twenty-five dollars ($125.00) maintenance fees per claim for the 2007 assessment year (9/01/06-9/01/07), for the Nevada mining claims listed above and on the attached Exhibit "A".

The fees are being paid on behalf of the owner, the Lyle F. Campbell Trust, by Pan-Nevada Gold Corporation, whose address and telephone number are shown above.

Please forward a receipt of payment for these claim maintenance fees to the above address. Thank you.

Very truly yours

Thomas E. Gesick

TG:tg

Thomas E. Gesick as agent for Pan-Nevada

Pan-Nevada/LFCT reference: Pan mineral prospect

EXHIBIT "A"
Bureau of Land Management maintenance fees paid for 2006-2007
PAN MINERAL PROSPECT

Location: Section 1, T16N, R55E and
Sections 25, 26 and 36, T17N,
R55E, M.D.B.&M., White
Pine County, Nevada

Claim Name(s)	County Records Book	County Records Page	BLM Serial No(s)
Pan 22 ®	426	480	61102
Pan 23 ®	426	481	61103
Pan 24 ®	426	482	61104
Pan 25 ®	426	483	61105
Pan 26 ®	426	484	61106
Pan 27 ®	426	485	61107
Pan 28 ®	426	486	61108
Pan 34 ®	426	492	61114
Pan 35 ®	426	493	61115
Pan 36 ®	426	494	61116
Pan 37	419	430	37169
Pan 38	419	431	37170
Pan 63	419	433	37172
Pan 65	419	434	37173
Pan 67	419	435	37174
Pan 69	419	436	37175
Pan 71	426	209	57946
Pan 72	426	210	57947
Pan 73	426	211	57948
Pan 74	426	212	57949
Pan 111	26	273	164755
Pan 112	26	274	164756
Pan 114	26	276	164758
Pan 119 ®	39	470	205565
Pan 120	26	282	164764
Pan 121	26	283	164765
Pan 122	26	284	164766

® denotes relocation

PE No. 50	113	210	427129
PE No. 52	113	212	427131
PE No. 54	113	214	427133
PE No. 56 ®	168	75	600312

® denotes relocation

RECEIVED
Bur. of Land Management

9:00 A.M. AUG 22 2006

NEVADA STATE OFFICE
RENO, NEVADA

Claim Name(s)	County Records Book	County Records Page	BLM Serial No(s)
PA 8A	287	340	630283
PA 10	287	340	630284
PA 12	287	340	630285
PA 13	287	340	630286
PA 14	287	340	630287
PA 15	287	340	630288
PA 16	287	340	630289
PA 17	287	340	630290
PA 18	287	340	630291
PA 19	308	218	810074
PA 21	308	219	810075
PA 44	308	220	810076
PA 46	308	221	810077
PA 49A	287	340	630323
LAT 9	308	526	815131
LAT 10	308	527	815132
LAT 11	308	528	815133
LAT 12	308	529	815134
LAT 13	308	530	815135
LAT 14	308	531	815136
LAT 15	308	532	815137
LAT 16	308	533	815138
LAT 17	308	534	815139
LAT 18	308	535	815140
LAT 19	308	536	815141
LAT 20	308	537	815142
LAT 21	308	538	815143
LAT 22	308	539	815144
LAT 23	308	540	815145
LAT 24	308	541	815146
LAT 25	308	542	815147
LAT 26	308	543	815148
LAT 27	308	544	815149
LAT 28	308	545	815150
LAT 29	308	546	815151
LAT 30	308	547	815152
LAT 31	308	548	815153
LAT 32	308	549	815154
LAT 33	308	550	815155
LAT 34	308	551	815156
LAT 35	308	552	815157
LAT 36	308	553	815158
LAT 37	308	554	815159
LAT 38	308	555	815160
LAT 40	308	556	815161
LAT 42	308	557	815162
LAT 44	308	558	815163

RECEIVED
Bur. of Land Management

9:00 A.M. AUG 2 2 2033

NEVADA STATE OFFICE
RENO, NEVADA

Page Three – Exhibit "A"
Pan Mineral Prospect

Claim Name(s)	County Records Book	County Records Page	BLM Serial No(s).
LAT 46	398	559	815164
LAT 47	398	565	815178
LAT 48	398	566	815165
LAT 49	398	567	815166
LAT 50	398	568	815167
LAT 51	398	569	815168
LAT 52	398	570	815169
LAT 53	398	571	815170
LAT 54	398	572	815171
LAT 55	398	573	815172
LAT 56	398	574	815173
LAT 57	398	575	815174
LAT 58	398	576	815175
LAT 59	398	577	815176
LAT 60	398	578	815177
LAT 61	398	560	815179
LAT 62	398	561	815180
LAT 63	398	562	815181
LAT 64	398	563	815182
LAT 65	398	564	815183

EXHIBIT "A"

U.S. Bureau of Land Management claim maintenance fees paid for 2006-2007

Pan Mineral Prospect NP-, FPS-, PETER- and BSW-series claims

Location: Sections 13, 23, 24, 26, 27 and T17N, R 55E and
sections 1, 2, 3. 10, 11, 12 and 23,
T16N, R55E, M.D.B. & M.
White Pine County, Nevada

Claim Name(s)	BLM Serial No.(s)
NP 1	843002
NP 2	843003
NP 3	843004
NP 4	843005
NP 5	843006
NP 6	843007
NP 7	843008
NP 8	843009
NP 9	843010
NP 10	843011
NP 11	843012
NP 12	843013
NP 13	843014
NP 14	843015
NP 15	843016
NP 16	843017

RECEIVED
Bur. of Land Management

9:00 A.M. AUG 2 2 2003

NEVADA STATE OFFICE
RENO, NEVADA

Pan Mineral Prospect

Claim Name(s)	BLM Serial No.(s)
NP 17	843018
NP 18	843019
NP 19	843020
NP 20	843021
NP 21	843022
NP 22	843023
NP 23	843024
NP 24	843025
NP 25	843026
NP 26	843027
NP 27	843028
NP 28	843029
NP 29	843030
NP 30	843031
NP 31	843032
NP 32	843033
NP 33	843034
NP 34	843035
NP 35	843036
NP 36	843037
NP 37	843038
NP 38	843039
NP 39	843040
NP 40	843041
FPS 1	843042
FPS 2	843043
FPS 3	843044
FPS 4	843045
FPS 5	843046
FPS 6	843047
FPS 7	843048
FPS 8	843049
Peter 1	843050
Peter 2	843051
Peter 3	843052
Peter 4	843053
Peter 5	843054
Peter 6	843055
Peter 7	843056
Peter 8	843057
Peter 9	843058
Peter 10	843059
Peter 11	843060
Peter 12	843061
Peter 13	843062
Peter 14	843063
Peter 15	843064
Peter 16	843065
Peter 17	843066
Peter 18	843067